AMENDMENT TO THE
HALLIBURTON COMPANY PERFORMANCE UNIT PROGRAM
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2019)

WHEREAS, Halliburton Company (the “Company”) has adopted and maintains the Halliburton Company Performance Unit Program, as amended and restated effective January 1, 2019 (the “Plan”) to reward management and other key employees of the Company;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority pursuant to Article X of the Plan to amend the Plan;

WHEREAS, the Committee has determined that in order to further the purposes of the Plan it is in the best interest of the Company to amend the Plan in the form of this amendment (the “Amendment”) to expressly document and clarify the scope of the discretion of the Committee in certain respects;

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2020, as follows:

1.Section 5.5 of the Plan is hereby amended to add the following sentence at the end of such paragraph as follows:

a.“In addition, the Committee retains the authority to make such adjustments to the amount of the Award as it determines, in its sole and absolute discretion, to be appropriate, and such adjusted amount shall constitute the Award for purposes of Section 5.3.”

2.Section 7.1 of the Plan is hereby amended to add the following sentence at the end of such paragraph as follows:

a.“Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide that a Participant who is subject to mandatory retirement under the policies of the Company, shall be entitled to the full amount of the Award for each applicable Performance Cycle that is ongoing at the time of retirement, as determined without proration, which shall be paid in accordance with the provisions in Section 6.1.”

3.All other provisions of the Plan are hereby ratified and confirmed.